Exhibit 10.3
MEMORANDUM

To:	Board of Directors
From:	Bob Licht
Date:	July 2, 2010
Subject:	Director Fees and Expenses
The following is a summary of the retainers and meeting fees payable to directors effective July 1, 2010.
Retainers and Fees
     Annual Retainers

$35,000	Board retainer
$20,000	additional annual retainer for chair of Finance and Audit Committee
$5,000	additional annual retainer for members of Finance and Audit Committee (other than Chair)
$15,000	additional annual retainer for chairs of Corporate Governance Committee, Compensation and Management Development Committee and Transaction Committee
$60,000	additional annual retainer for Chairman of the Board
Annual retainers will be paid in four equal quarterly installments.
     Meeting Fees

$2,500	each Board meeting attended (in person or by videoconference)
$1,500	each Board meeting attended (by teleconference)
$1,500	each committee meeting attended (in person or by teleconference)
Meeting fees will be paid for attendance at formal meetings of the Board or its committees, i.e., those for which meeting minutes are prepared. Meeting fees will not be paid for informal gatherings of directors.
     Special Service Fee (extraordinary)

$1,000	each full day of service
The special service fee is for a full day of service, excluding services (and travel) relating to Board or committee meetings, at the request of the Board or the Company and which involves extensive travel by a director. It is expected that situations for which a special service fee is due will be infrequent.

Retainers and fees will be paid shortly following the end of each calendar quarter (or, with respect to the fourth calendar quarter, by the end of the year). Each payment will be accompanied by a schedule explaining how the payment was calculated. Retainers are calculated on the basis of the position held at the beginning of the calendar quarter for which payment is to be made.
Payments of retainers and fees will be reported to the IRS on Form 1099 as income, unless the payments are made to qualifying deferred compensation accounts previously established by directors.
Expenses
The Company will reimburse directors for all reasonable out-of-pocket expenses associated with their duties as directors, including travel to and from Board and committee meetings. The expenses of spouses and significant others will be reimbursed when directors’ spouses and significant others are invited to attend Company events with directors.
Expenses will be reimbursed when submitted. Expense reports, including receipts or other supporting documentation, should be sent to the Company’s accounts payable department. If you would like to fax the expense report to expedite the approval process, please fax it to Bob Licht at 866-819-5288.
Reimbursement for directors’ expenses usually will not be reported to the IRS as income. Reimbursement for travel expenses of others will be reported to the IRS as income, and reimbursement for certain other expenses (for example a program that does not meet IRS guidelines) may also be reportable as income.
Questions
Questions about retainers, fees and expenses may be addressed to the following individual:
Bob Licht (retainers and fees, including special service fee)
Senior Vice President, Chief Corporation Counsel
Biogen Idec Inc.
133 Boston Post Road
Weston, MA 02493
Tel. (781) 464-2005
E-mail: bob.licht@biogenidec.com